Exhibit 2.6

DESCRIPTION OF SECURITIES
    This exhibit summarizes the material provisions of VEON Ltd.’s (“we”, “our”, the “Company”, or “VEON”) Amended and Restated bye-laws (the “bye-laws”) and the Bermuda Companies Act of 1981 (as amended) (the “Companies Act”) relating to the shares of VEON and VEON’s Amended and Restated Deposit Agreement dated December 22, 2017 (the “Deposit Agreement”). The description is only a summary and is qualified in its entirety by VEON’s bye-laws, VEON’s filings with the Registrar of Companies in Bermuda and Bermuda law.
Registration and Business Purpose
    VEON was registered as an exempted company incorporated under the laws of Bermuda on June 5, 2009 under the name “New Spring Company Ltd.” and its name was later changed to “VEON Ltd.” on March 30, 2017.
Our Shares
    Since March 1, 2024, our authorized share capital consists of a single class of common shares, par value US$0.001, of which 1,849,190,667 are issued and outstanding. All issued and outstanding shares are fully paid.
Subject to our bye-laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital our board of directors (“Board of Directors”) has the power to issue up to 5% of the total authorized capital of the Company as common shares on such terms and conditions as the Board of Directors may determine; provided that this limitation does not apply to the issue of shares in connection with employee compensation awards. We currently have zero authorized but unissued share capital. Any increase in our authorized share capital requires the approval of an ordinary majority of our shareholders voting in general meeting.
We may increase, divide, consolidate, change the currency or denomination of or reduce our share capital with the approval of an ordinary majority of our shareholders voting in general meeting.
Subject to Bermuda law and our bye-laws, all or any of the special rights for the time being attached to any class of shares for the time being in issue may be altered or abrogated with the consent in writing of the shareholders of the issued shares of such class carrying 75.0% or more of all of the votes capable of being cast at the relevant time at a separate general meeting of the shareholders of the shares of that class, or with the sanction of a resolution passed at a separate general meeting of the shareholders of shares of that class by a majority of the votes cast. All provisions of our bye-laws relating to general shareholder meetings shall apply to any such separate general meeting, except that the necessary quorum shall be one or more shareholders present in person or by proxy holding or representing at least one-third of the shares of the relevant class.
    We may purchase our own shares for cancellation or acquire them as treasury shares in accordance with Bermuda law on such terms as the Board of Directors may determine.
    We may, under our bye-laws, at any time request any person we have cause to believe is interested in our shares to confirm details of our shares in which that person holds an interest.
Common Shares
    The holders of common shares are, subject to our bye-laws and Bermuda law, generally entitled to enjoy all the rights attaching to common shares.
    Except for treasury shares, each fully paid common share entitles its registered holder to:

•receive notice of, attend and participate in shareholder meetings;
•have one vote on all issues voted upon at a shareholder meeting, except for the purposes of cumulative voting for the election of the Board of Directors, in which case each common share shall have the same number of votes as the total number of members to be elected to the Board of Directors and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;
•receive dividends approved by the Board of Directors (any dividend or other moneys payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Board of Directors so resolves, be forfeited and cease to remain owing by VEON Ltd.);
•in the event of our liquidation, receive a pro rata share of our surplus assets; and
•exercise any other rights of a common shareholder set forth in our bye-laws and Bermuda law.
    There are no sinking fund provisions attached to any of our shares. Holders of fully paid shares have no further liability to VEON Ltd. for capital calls.
    All rights of any share of any class held in treasury are suspended and may not be exercised while the share is held by VEON Ltd. in treasury.
Right to Vote
    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act.
    Subject to Bermuda law and our bye-laws, a resolution may only be put to a vote at a general meeting of any class of shareholders if:

•it is proposed by or at the direction of the Board of Directors;
•it is proposed at the direction of a court;
•it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Act or our bye-laws; or
•the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the business of the meeting.

     In addition to those matters required by Bermuda law to be approved by a simple majority of shareholders at any general meeting, the following actions require the approval of a simple majority of the votes cast at any general meeting:

•any sale of all or substantially all of our assets;
•the appointment of an auditor;
•removal of directors; and
•any issue of securities of the Company described under NASDAQ Listing Rule 5635 (Shareholder Approval) (or any successor thereto) other than for any stock option plans or other equity compensation plans or in any other circumstance described under NASDAQ Listing Rule 5635(c) (Equity Compensation) (or any successor thereto).

     Any question proposed for the consideration of the shareholders at any general meeting may be decided by the affirmative votes of a simple majority of the votes cast, except for:

•whitewash procedure for mandatory offers, which requires the affirmative vote of a majority of the shareholders voting in person or by proxy at a general meeting, excluding the vote of the shareholder or shareholders in question and their affiliates;
•voting for directors, which requires directors to be elected by cumulative voting at each annual general meeting;
•changes to our bye-laws, which require a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

•any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation, which requires a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;
•loans to any director, which require a resolution to be passed by shareholders representing not less than 90.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution; and
•the discontinuation of VEON Ltd. to a jurisdiction outside Bermuda, which requires a resolution to be passed by shareholders representing not less than 75.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution.

    Our bye-laws require voting on any resolution at any meeting of the shareholders to be conducted by way of a poll vote. Except where cumulative voting is required for the election of directors, each person present and entitled to vote at a meeting of the shareholders shall have one vote for each common share of which such person is the registered holder, or for which such person holds a proxy and such vote shall be counted by ballot or, in the case of a general meeting at which one or more shareholders are present by electronic means, in such manner as the chairman of the meeting may direct. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
If no instruction is received from a holder of our ADSs (as defined below) and in accordance with the Deposit Agreement dated December 29, 2017 (“Deposit Agreement”), the Bank of New York Mellon, as Depositary, shall give a proxy to an individual selected by the Board of Directors to vote the number of shares represented by the uninstructed ADSs at any shareholders’ meeting. The Board of Directors’ proxy designee will then vote the shares represented by the ADSs in accordance with the votes of all other shares represented and voting at the meeting, excluding any votes of any holder of shares beneficially owning more than 5% of the common shares entitled to vote at the meeting.
Shareholders’ Dividend Rights
    Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due, or (b) the realizable value of our assets would as a result of the dividend be less than the aggregate of our liabilities.
    The Board of Directors may, subject to our bye-laws and in accordance with the Companies Act, declare a dividend to be paid to the shareholders holding shares entitled to receive dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in shares or other assets, including through the issuance of our shares or other securities, in which case the Board of Directors may fix the value for distribution in specie of any assets, shares or securities. We are not required to pay interest on any unpaid dividend.
    In accordance with our bye-laws, dividends may be declared and paid in proportion to the amount paid up on each share. The holders of common shares are entitled to dividends if the payment of dividends is approved by the Board of Directors.
    Dividends unclaimed for a period of six years from the proposed date of payment may be forfeited.
Rights of Pre-emption and Takeover
    Our bye-laws and Bermuda law do not provide for pre-emptive rights of shareholders in respect of new shares issued by us.
    There is no statutory regulation of the conduct of takeover offers and transactions under Bermuda law. However, our bye-laws include mandatory offer provisions, which provide that any person who, individually or together with any of its affiliates or any other members of a group, acquires beneficial ownership of any shares which, taken together with shares already beneficially owned by it or any of its affiliates or its group, in any manner, carry 50.0% or more of the voting rights of our issued and outstanding shares, must, within 30 days of acquiring such shares, make a general offer to all holders of shares to purchase their shares.

Liquidation Rights
    If VEON Ltd. is wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide among the shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.
    The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.
    The holders of common shares, in the event of our winding-up or dissolution, are entitled to our surplus assets in respect of their holdings of common shares, pari passu and pro rata to the number of common shares held by each of them.

Share Register, Transfers and Settlement
    All of our issued shares are registered on the register of members. The register of members of the company is generally open to inspection by shareholders and by members of the general public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of the company to close the register of members for not more than 30 days in a year). The company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. The company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Warrants
On June 7, 2024, the Company entered into a letter agreement as amended on August 1, 2024 (the “2024 Agreement”) with Impact Investments LLC (“Impact Investments”) which will provide strategic support and board advisory services to the Company and JSC Kyivstar (a wholly owned indirect subsidiary of the Company). Under the 2024 Agreement, the Company has granted to Impact Investments three common share warrants (herein “Warrants A”, “Warrants B”, and “Warrants C”, and collectively the “Warrants”), with an equivalent value of $12 million, $2 million, and $2 million worth of common shares in the capital of the Company, respectively, and an aggregate equivalent value of $16 million in common shares in the Company (noting that Warrants B and Warrants C are contingent upon Impact Investments' initial three-year term being extended by the Company). The number of common shares to be transferred under each of the Warrants will be determined on the applicable vesting date based on the 90-day average trading price of the common shares or ADS representing the common shares, as determined by the Company. Issue of common shares to be transferred under the Warrants on the relevant Warrant vesting date is conditional upon (amongst other things) the Company having increased its authorized share capital by resolution of the Company’s shareholders at a general meeting to allow for the issue of the common shares, and also conditional upon the Board of Directors having sufficient authority (whether under the VEON bye-laws or pursuant to a resolution of the Company’s shareholders at a general meeting) to issue the relevant number of common shares on the relevant warrant vesting date. Any portion of unvested Warrants will lapse automatically in the event that Michael Pompeo is not serving as a director of the VEON Board and, unless waived by VEON, on the Kyivstar board of directors at the relevant Warrant vesting date. The Warrants are non-transferable.
Warrant A
Warrant A vest ratably semi-annually starting six-months after the date of the 2024 Agreement over a period of three years subject to satisfaction of the vesting conditions set forth in the instrument establishing the Warrants A. If prior to the three-year anniversary of the date of the 2024 Agreement, VEON loses control of Kyivstar due to actions by the Ukrainian authorities, legislative bodies or courts, and VEON elects to stop pursuing recovery of Kyivstar, subject to the other vesting conditions still being met, the unvested portion of Warrant A will vest in full.
Warrant B
One half of Warrant B will vest on the date that is six months after the three-year anniversary of the 2024 Agreement, subject to Impact Investments’ initial term being extended for a fourth year by the Company and the satisfaction of the other vesting conditions. The remainder of Warrant B will vest on the fourth anniversary of the 2024 Agreement, subject to the satisfaction of the vesting conditions.
Warrant C
One half of Warrant C will vest on the date that is six months after the four-year anniversary of the 2024 Agreement, subject to Impact Investments’ initial term being extended for a fourth year by the Company and the satisfaction of the other vesting conditions. The remainder of Warrant C will vest on the fifth anniversary of the 2024 Agreement, subject to the satisfaction of the vesting conditions.
Registration Rights
VEON has agreed to endeavor to include any applicable VEON common shares held by Impact Investments that are not then freely tradeable on any registration statement filed by VEON Ltd. or any of its subsidiaries under the Securities Act during the term of the 2024 Agreement and for 12 months following the termination of the 2024 Agreement.
The foregoing description of the Warrants is qualified in its entirety by reference to the full text of the Warrants, included in Annex A of the 2024 Agreement filed as Exhibit 4.10 to the Form 20-F.
American Depositary Shares
American Depositary Shares
    The Company’s American Depositary Shares (each representing twenty-five common share of VEON Ltd.) are referred to as “ADSs”. The Bank of New York Mellon is the depositary bank (the “Depositary”) of the Company’s ADS program and its principal executive office is 101 Barclay Street, New York, New York 10286.
Voting the Deposited Securities
    Shareholders generally have the right under the Deposit Agreement to instruct the Depositary to vote the number of deposited shares represented by their ADSs. At the Company’s request, the Depositary will distribute to shareholders as of a specified record date a notice of meeting or solicitation of consent or proxies together with information explaining how to instruct the Depositary to exercise the voting rights of the shares represented by ADSs. Upon the timely receipt of voting instructions from a shareholder of ADSs as of the specified record date in the manner specified by the Depositary, the Depositary must endeavor, insofar as practicable and permitted under applicable law and the provisions of the Organizational Documents of the Company, to vote, or cause, the shares represented by such shareholder’s ADSs to be voted in accordance with such instructions.

    If the Depositary timely receives voting instructions from a shareholder that fail to specify the manner in which the Depositary is to vote the shares represented by such shareholder’s ADSs, the Depositary will deem such shareholder (unless otherwise specified in the notice distributed to shareholders) to have instructed the Depositary to give a proxy to a person designated by the Company who will exercise such voting rights in respect of the items set forth on the agenda for the relevant meeting. If no instructions are received by the Depositary from a shareholder with respect to the shares held by such shareholder on or before the last date on which the Depositary will accept instructions, the Depositary shall deem that shareholder to have instructed the Depositary to give, and the Depositary shall give, a proxy to a person designated by the company to exercise the voting rights, if any, pertaining to that amount of shares in accordance with the votes of all other shares represented and voting at the meeting excluding for such purposes the votes of any securityholder of the company beneficially owning more than five percent (5%) of the securities entitled to vote at the meeting.

Distributions of Cash

    Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any shares, or receives proceeds from the sale of any shares or of any entitlements held in respect of shares under the terms of the Deposit Agreement, the Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to shareholders entitled thereof as of a specified record date in proportion to the number of ADSs held as of such record date. The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by shareholders under the terms of the Deposit Agreement. The Depositary must distribute only such amount, however, as can be distributed without attributing to any shareholder a fraction of one cent and instead will round to the nearest whole cent. If any conversion of foreign currency cannot be effected for distribution to some of the shareholders, the Depositary may in its discretion make that conversion and distribution in Dollars and may distribute the balance of the foreign currency received by the Depositary to, or hold that balance uninvested (without liability for interest thereon) for the shareholders.

Distributions of Shares

    If any distribution upon any deposited shares consists of a dividend in, or free distribution of, shares, the Company must cause such shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their respective nominees. Upon receipt of confirmation of such deposit from the Custodian, the Depositary must, subject to and in accordance with the Deposit Agreement, distribute to the shareholders as of a specified record date in proportion to the number of ADSs held as of such date, additional ADSs, which represent in aggregate the number of shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement. If additional ADSs are not so distributed, each ADS issued and outstanding after the specified record date must, to the extent permissible by law, also represent the additional integral number of shares distributed upon the shares represented thereby.

    The distribution of shares or the modification of the ADS-to-share ratio upon a distribution of shares will be made net of fees, expenses, taxes and governmental charges payable by shareholders under the terms of the Deposit Agreement. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

Elective Distributions in Cash or Shares

    Whenever the Company intends to distribute a dividend payable at the election of the shareholders either in cash or in additional shares, the Company must give prior notice thereof to the Depositary and will indicate whether the Company wishes the elective distribution to be made available to shareholders of ADSs. In such case, the Company will assist the Depositary in determining whether such distribution is lawful and reasonably practicable and the means by which such elective distribution can be made available. The Depositary will make the election available to the shareholders only if it is reasonably practicable and the Company has provided all documentation contemplated in the Deposit Agreement. In such case, the Depositary will establish procedures to enable the shareholders to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

Distribution of Rights to Purchase Additional Shares

    Whenever the Company intends to distribute to shareholders rights to subscribe for additional shares, the Company must promptly give notice thereof to the Depositary stating whether or not it wishes such rights to be made available to shareholders of ADSs. Upon the timely receipt of the Company's notice indicating that the Company wishes such rights to be made available to shareholders of ADSs, the Depositary must consult with the Company to determine, and the Company must assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the shareholders and the means of making such rights available to the shareholders. The Depositary will establish procedures to distribute rights to purchase additional ADSs to shareholders to exercise such rights if it is lawful and reasonably practicable to make the rights available to shareholders of ADSs, and if the Company provides all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). Shareholders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of the shareholders’ rights. The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by shareholders of rights to purchase shares other than in the form of ADSs. The Depositary will not distribute rights to a shareholder if the Company does not timely request that the rights be distributed to the shareholder or the Company requests that the rights not be distributed to the shareholder; or if the Company fails to deliver satisfactory documents to the Depositary, or it is not reasonably practicable to distribute the rights. The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to shareholders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Notices and Reports

    The Depositary will, at the expense of the Company, make available a copy of any notices, reports or communications issued by the Company and delivered to the Depositary for inspection by the shareholders of the receipts evidencing the ADSs representing such shares governed by such provisions in a manner that the Company specifies as substantially equivalent to the manner in which those communications are made available to shareholders of shares and compliant with the applicable requirements of any securities exchange on which the ADSs are listed.

Changes Affecting Deposited Securities

    The shares held on deposit for shareholders’ ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company. If any such change were to occur, the shareholders’ ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares held on deposit. The Depositary may in such circumstances deliver new ADSs to the shareholders, amend the Deposit Agreement, the receipts, and the applicable registration statement(s) on Form F-6, call for the exchange of the shareholders’ existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the Depositary may not lawfully distribute such property to the shareholders, the Depositary may sell such property and distribute the net proceeds to the shareholders as in the case of a cash distribution.

Amendment or Termination of Deposit Agreement

    The Company may agree with the Depositary to modify the Deposit Agreement without the prior written consent of the shareholders or beneficial owners. The Company will give shareholders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. The Company does not consider to be materially prejudicial to the shareholders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933, as amended (the “Securities Act”) or to be eligible for book-entry settlement, in each case, without imposing or increasing the fees and charges shareholders are required to pay. In addition, the Company may not be able to provide the shareholders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law. Shareholders will be bound by modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent a shareholder from withdrawing the shares represented by its ADSs (except as permitted by law). The Company has the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to the shareholders at least 30 days before termination. Until termination, the shareholders’ rights under the Deposit Agreement will be unaffected.

    After termination, the Depositary will continue to collect dividends and other distributions received (but will not distribute any such property until shareholders request the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the shareholders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to shareholders other than to account for the funds then held for the shareholders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Inspection of Books and Records

    The Depositary must keep books for the registration of issuances and transfers of receipts, which at all reasonable times must be open for inspection by the Company and by the shareholders of such receipts, provided that such inspection must not be, to the Depositary’s knowledge, for the purpose of communicating with shareholders of such receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the receipts. The Depositary may close the transfer books with respect to the receipts, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties under the Deposit Agreement, or at the reasonable written request of the Company subject, in all cases, to the terms of the Deposit Agreement.

Transfer, Combination and Split-Up of Receipts

    Holders will be entitled to transfer, combine or split up receipts and the shares evidenced thereby. For transfers of receipts, shareholders will have to surrender the receipt to be transferred to the Depositary and also must:

•ensure that the surrendered receipt is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the Depositary deems appropriate;
•provide any transfer stamps required by the State of New York or the United States; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by shareholders pursuant to the terms of the Deposit Agreement, upon the transfer of receipts.

    To have receipts either combined or split-up, shareholders must surrender the receipts in question to the Depositary with a request to have them combined or split-up, and must pay all applicable fees, charges and expenses payable by receipt shareholders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of receipts.

Withdrawal of Shares Upon Cancellation of ADSs

    Holders are entitled to present ADSs to the Depositary for cancellation and then receive the corresponding number of underlying shares at the Custodian's offices. A shareholder’s ability to withdraw the shares held in respect of the ADSs may be limited by Swiss law considerations applicable at the time of withdrawal. In order to withdraw the shares represented by ADSs, a shareholder will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares. Shareholders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

    The Depositary may ask a shareholder to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel ADSs. The withdrawal of the shares represented by the ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

    A shareholder will have the right to withdraw the securities represented by ADSs at any time except as a result of:

•temporary delays that may arise because (i) the transfer books for the shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders' meeting or a payment of dividends;
•obligations to pay fees, taxes and similar charges; and/or

•restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

Limitation on Liability

    The Deposit Agreement limits the Company’s obligations and the Depositary’s obligations to shareholders. Specifically:

•The Company and the Depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.
•The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.
•The Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to shareholders on the Company’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in shares, for the validity or worth of the shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of the Company’s notices or for its failure to give notice.
•The Company and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.
•The Company and the Depositary disclaim any liability if the Company or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation of the United States, Bermuda, or any other country, or by reason of present or future provision of any provision of the Company’s Organizational Documents, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control.
•The Company and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Company’s Organizational Documents or in any provisions of or governing the securities on deposit.
•The Company and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any shareholder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•The Company and the Depositary also disclaim liability for the inability by a shareholder to benefit from any distribution, offering, right or other benefit that is made available to shareholders of shares but is not, under the terms of the Deposit Agreement, made available to shareholders of ADSs.
•The Company and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•The Company and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.